Exhibit 99.1

HACKENSACK, NJ,    June 2, 2010 – First Real Estate Investment Trust (“FREIT”) announced its operating results for the six and three-months ended April 30, 2010. The results of operations as presented in this earnings release are unaudited, and are not necessarily indicative of future operating results.

FINANCIAL HIGHLIGHTS	Six Months Ended April 30, 2010	Three Months Ended April 30, 2010
* Net Income Per Share-Basic:	$0.33	$0.16
* Dividends Per Share:	$0.60	$0.30
* FFO Per Share-Basic:	$0.74	$0.37
* FFO Payout:	81.1%	81.1%
* Average Residential Occupancy:	93.8%	94.6%
* Average Commercial Occupancy:	90.1%	89.5%

RESULTS OF OPERATIONS

Real Estate revenue for the six months ended April 30, 2010 (“Current Six Months”) increased 4.2% to $22,209,000 compared to $21,319,000 for the six months ended April 30, 2009 (“Prior Six Months”). Real Estate revenue for the three months ended April 30, 2010 (“Current Quarter”) increased 7.5% to $11,360,000 compared to $10,570,000 for the three months ended April 30, 2009 (“Prior Year’s Quarter”).

Net income attributable to common equity (“Net Income”) for the Current Six Months decreased 11.7% to $2,302,000 ($0.33 per share basic) compared to $2,606,000 ($0.38 per share basic) for the Prior Six Months. Net Income for the Current Quarter increased 4.1% to  $1,130,000 ($0.16 per share basic) compared to $1,085,000 ($0.16 per share basic) for the Prior Year’s Quarter. Refer to the schedule below for a detailed analysis of the major changes that impacted revenue and net income for the six and three-months ended April 30, 2010 and 2009:

	Six Months Ended April 30,			Three Months Ended April 30,
	2010	2009	Change	2010	2009	Change
	(in thousands, except per share)			(in thousands, except per share)
Real estate revenues:
Commercial properties	$12,699	$11,577	$1,122	$6,559	$5,719	$840
Residential properties	9,510	9,742	(232)	4,801	4,851	(50)
Total real estate revenues	22,209	21,319	890	11,360	10,570	790

Operating expenses:
Real estate operations	9,705	8,987	718	5,085	4,646	439
General and administrative	841	880	(39)	413	466	(53)
Depreciation	3,065	2,937	128	1,543	1,463	80
Total operating expenses	13,611	12,804	807	7,041	6,575	466

Operating income	8,598	8,515	83	4,319	3,995	324

Investment income	66	130	(64)	30	51	(21)

Financing costs	(5,781)	(5,381)	(400)	(2,919)	(2,666)	(253)
Net income	2,883	3,264	(381)	1,430	1,380	50
Net income attributable to noncontrolling interests (formerly referred to as minority interests)	(581)	(658)	77	(300)	(295)	(5)
Net income attributable to common equity	$2,302	$2,606	$(304)	$1,130	$1,085	$45

Earnings per share-basic (attributable to common equity)	$0.33	$0.38	$(0.05)	$0.16	$0.16	$-

Weighted average shares outstanding	6,942	6,945		6,942	6,942

SEGMENT INFORMATION

The following table sets forth comparative net operating income ("NOI") data for FREIT’s real estate segments and reconciles the NOI to consolidated net income for the Current Six Months and Current Quarter, as compared to the prior year’s comparable periods:

	Commercial				Residential				Combined
	Six Months Ended				Six Months Ended				Six Months Ended
	April 30,		Increase (Decrease)		April 30,		Increase (Decrease)		April 30,
	2010	2009	$	%	2010	2009	$	%	2010	2009
	(in thousands)				(in thousands)				(in thousands)
Rental income	$9,633	$8,746	$887	10.1%	$9,395	$9,559	$(164)	-1.7%	$19,028	$18,305
Reimbursements	2,890	2,641	249	9.4%	-	-	-		2,890	2,641
Other	82	104	(22)	-21.2%	115	183	(68)	-37.2%	197	287
Total revenue	12,605	11,491	1,114	9.7%	9,510	9,742	(232)	-2.4%	22,115	21,233

Operating expenses	5,003	4,721	282	6.0%	4,702	4,266	436	10.2%	9,705	8,987
Net operating income	$7,602	$6,770	$832	12.3%	$4,808	$5,476	$(668)	-12.2%	12,410	12,246
Average
Occupancy %	90.1%	89.7%		0.4%	93.8%	93.3%		0.5%

				Reconciliation to consolidated net income:
				Deferred rents - straight lining					109	104
				Amortization of acquired leases					(15)	(18)
				Investment income					66	130
				General and administrative expenses					(841)	(880)
				Depreciation					(3,065)	(2,937)
				Financing costs					(5,781)	(5,381)
				Net income					2,883	3,264
				Net income attributable to noncontrolling interests					(581)	(658)
				Net income attributable to common equity					$2,302	$2,606

	Commercial				Residential				Combined
	Three Months Ended				Three Months Ended				Three Months Ended
	April 30,		Increase (Decrease)		April 30,		Increase (Decrease)		April 30,
	2010	2009	$	%	2010	2009	$	%	2010	2009
	(in thousands)				(in thousands)				(in thousands)
Rental income	$4,996	$4,387	$609	13.9%	$4,743	$4,769	$(26)	-0.5%	$9,739	$9,156
Reimbursements	1,456	1,236	220	17.8%	-	-	-		1,456	1,236
Other	58	52	6	11.5%	58	82	(24)	-29.3%	116	134
Total revenue	6,510	5,675	835	14.7%	4,801	4,851	(50)	-1.0%	11,311	10,526

Operating expenses	2,629	2,414	215	8.9%	2,456	2,232	224	10.0%	5,085	4,646
Net operating income	$3,881	$3,261	$620	19.0%	$2,345	$2,619	$(274)	-10.5%	6,226	5,880
Average
Occupancy %	89.5%	90.4%		-0.9%	94.6%	92.6%		2.0%

				Reconciliation to consolidated net income:
				Deferred rents - straight lining					56	53
				Amortization of acquired leases					(7)	(9)
				Investment income					30	51
				General and administrative expenses					(413)	(466)
				Depreciation					(1,543)	(1,463)
				Financing costs					(2,919)	(2,666)
				Net income					1,430	1,380
				Net income attributable to noncontrolling interests					(300)	(295)
				Net income attributable to common equity					$1,130	$1,085

NOI is based on operating revenue and expenses directly associated with the operations of the real estate properties, but excludes deferred rents (straight lining), lease amortization, depreciation, financing costs and other non-operating activity. FREIT assesses and measures segment operating results based on NOI. NOI is not a measure of operating results or cash flow as measured by generally accepted accounting principles, and is not necessarily indicative of cash available to fund cash needs and should not be considered an alternative to cash flows as a measure of liquidity.

COMMERCIAL SEGMENT
Total revenue and NOI from FREIT’s commercial segment for the Current Six Months increased by 9.7% and 12.3%, respectively, over the Prior Six Months. For the Current Quarter total revenue and NOI increased by 14.7% and 19.0%, respectively, as compared to the comparable prior year’s period. The primary reasons for the increase in revenue as compared to the prior year were: higher base rental income; an increase in reimbursable expenses, due to higher expenses resulting from this year’s unusually colder winter; a tenant lease termination fee of approximately $250,000; and a percentage rent payment of $123,000 relating to a tenant coming off of a percentage rent holiday.

The economic recovery in the U.S. has resulted in modest increases in retail sales, although among the retailers results have been mixed. This gives us a modicum of guarded optimism. To date, our tenant fall-out has been minor, as average occupancy (exclusive of the Damascus Center, which is undergoing a major redevelopment project) for the Current Six Months was 94.6%, a decrease of 0.6% from last year’s comparable period, and decreased 1.4% for the Current Quarter to 93.9% as compared to 95.3% for the Prior Year’s Quarter. However, we may experience additional fall-out if the economic recovery is slow.

RESIDENTIAL SEGMENT
Total revenue and NOI from FREIT’s residential segment for the Current Six Months decreased by 2.4% and 12.2%, respectively, as compared to the Prior Six Months. For the Current Quarter total revenue and NOI decreased by 1.0% and 10.5%, respectively, as compared to last year’s comparable period. The current year’s poorer operating results reflect the downward movement of occupancy and rents over the past year. The effect of lower revenues was exacerbated by recent storm damage costs at the Pierre Towers approximating $260,000, and overall higher operating costs, particularly utility costs caused by the colder winter this year. The revenue declines are attributable to higher than normal unemployment in our areas of operation over the past year. However, it should be noted that over the last several months, occupancy is showing signs of improvement, as evidenced by average occupancy for the Current Six Months and Current Quarter increasing by 0.5% and 2.0%, respectively, over last year’s comparable periods. Additionally, total revenue and the occupancy percentage for the Current Quarter increased over the current year’s first quarter ended January 31, 2010.

FUNDS FROM OPERATIONS (“FFO”):
Many consider FFO as the standard measurement of a REIT’s performance. We compute FFO as follows:

	Six Months Ended		Three Months Ended
	April 30,		April 30,
	2010	2009	2010	2009
	($ in thousands)		($ in thousands)

Net income	$2,883	$3,264	$1,430	$1,380
Depreciation	3,065	2,937	1,543	1,463
Amortization of deferred mortgage costs	106	118	53	59
Deferred rents (Straight lining)	(109)	(104)	(56)	(53)
Amortization of acquired leases	15	18	7	9
Capital Improvements - Apartments	(120)	(106)	(35)	(27)
Distributions to noncontrolling interests	(692)	(563)	(344)	(443)
FFO	$5,148	$5,564	$2,598	$2,388

FFO Per Share-Basic	$0.74	$0.80	$0.37	$0.34

Weighted Average Shares Outstanding	6,942	6,945	6,942	6,942

FFO does not represent cash generated from operating activities in accordance with accounting principles generally accepted in the United States of America, and therefore should not be considered a substitute for net income as a measure of results of operations or for cash flow from operations as a measure of liquidity. Additionally, the application and calculation of FFO by certain other REITs may vary materially from that of FREIT’s, and therefore FREIT’s FFO and the FFO of other REITs may not be directly comparable.

DIVIDENDS
The 2nd quarter dividend of $0.30 per share is payable on June 15, 2010 to shareholders of record on June 1, 2010.

The statements in this report that relate to future earnings or performance are forward-looking. Actual results might differ materially and be adversely affected by such factors as longer than anticipated lease-up periods or the inability of tenants to pay increased rents. Additional information about these factors is contained in the Trust’s filings with the SEC including the Trust’s most recent filed report on Form 10-K and Form 10-Q.

First Real Estate Investment Trust is a publicly traded (over-the-counter – symbol FREVS) REIT organized in 1961. It has approximately $245 million (historical cost basis) of assets. Its portfolio of residential and commercial properties extends from Eastern L.I. to Maryland, with the largest concentration in Northern New Jersey.

For additional information contact Shareholder Relations at (201) 488-6400

Visit us on the web:  www.freitnj.com

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